Securities and Exchange Commission
                     Washington, D.C. 20549



                            Form 8-K

                         Current Report


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported):

                         March 12, 2001



                           Cadiz Inc.
       (Exact name of issuer as specified in its charter)



                            Delaware
         (State or other jurisdiction of incorporation)



                0-12114                        77-0313235
        (Commission File Number)   (IRS Employer Identification No.)



100 Wilshire Boulevard, Suite 1600, Santa Monica, CA        90401
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code: (310) 899-4700


Item 5.        Other Events


In July 1998, the Company and the Metropolitan Water District of Southern California ("Metropolitan") approved basic principles and terms for a 50-year agreement for the Cadiz Groundwater Storage & Dry-Year Supply Program ("Cadiz Program"), a cooperative water management effort between Cadiz and Metropolitan. The principles and terms for agreement provided that Metropolitan will, during wet years or periods of excess supply, store surplus water from its Colorado River Aqueduct in the groundwater basins underlying the Company's eastern Mojave Desert property. During dry years or times of reduced allocations from the Colorado River, the previously imported water, together with additional existing groundwater, will be extracted and delivered via conveyance pipeline back to the aqueduct and into Metropolitan's service area.

     On January 6, 2001, Metropolitan, following extensive negotiations with the Company to further refine and finalize these basic principles and terms, submitted definitive economic terms and responsibilities ("Definitive Terms") for the Cadiz Program to its Board of Directors for anticipated consideration at a forthcoming Board meeting. Refinements have been subsequently made to those Definitive Terms and were presented to Metropolitan's Board of Directors on March 12, 2001. At that time, the Special Oversight Committee ("Committee")of Metropolitan directors, charged with negotiating the Definitive Terms, unanimously recommended approval of the proposed Definitive Terms. A summary of the refined Definitive Terms, as recommended by the Committee and presented to Metropolitan's Board, is attached as Exhibit 99.1.

     Until consideration and action by both the Company's and Metropolitan's Boards, the proposed Definitive Terms will remain subject to change. In addition, execution of a final agreement would be contingent upon and subject to completion of the ongoing environmental review process for the Cadiz Program.



Item 7.   Exhibits

99.1 Summary of Metropolitan-Cadiz Definitive Economic Terms &
          Responsibilities dated March 6, 2001.


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Cadiz Inc.



                              By: /s/ Stanley E. Speer
                              ________________________
                                 Stanley E. Speer
                                 Chief Financial Officer

Dated:  March 12, 2001